BY-LAWS

                                       OF

                    TECHNICAL AND MANAGEMENT ASSISTANCE, INC.

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                           Adopted     May 14, 1986

                                    ARTICLE I

                                     OFFICES

      1. Registered Office and Agent. The registered office of the Corporation in the State of New Jersey is at 137 South White Horse Pike, P. 0. Box 1208, Hammonton, New Jersey 08037.

The registered agent of the Corporation at such office is Louis J. Greco, Esquire.

      2. Principal Place of Business. The principal place of business of the Corporation is 1-17 Pinehurst Drive, Tuckerton, New Jersey 08087.

      3. Other Places of Business. Branch or subordinate places of business or offices may be established at any time by the Board at any place or places where the Corporation is qualified to do business.
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                                   ARTICLE II
                                  SHAREHOLDERS

      1. Annual Meeting. The annual meeting of shareholders shall be held upon not less than ten (10) nor more than sixty (60) days' written notice of the time, place and purposes of the meeting, on the 15th day of the month of February of each year, or on such other date as may be fixed by the Board of Directors, in order to elect directors and transact such other business as shall come before the meeting. If that date is a legal holiday, the meeting shall be held on the next succeeding business day.

      2. Special Meetings. A special meeting of shareholders may be called for any purpose by the President or the Board of Directors. A special meeting shall be held upon not less than ten (10) nor more than sixty (60) days' written notice of the time, place and purposes of the meeting.

      3. Place of Meetings. Meetings of the shareholders shall be held at the principal business office of the Corporation in the State of New Jersey, or at such other place, within or without the State of New Jersey, as may be fixed by the Board of Directors.

      4. Action Without Meeting. The shareholders may act without a meeting if, prior or subsequent to such action, each shareholder who would have been entitled to vote upon


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such action shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

      5. Quorum. The holders of a majority of the shares entitled to vote at a meeting, present in person or by proxy, shall constitute a quorum for the transaction of any business except as provided in the New Jersey Business Corporation Act.

                                   ARTICLE III

                               BOARD OF DIRECTORS

      1. Number and Term of Office. The business of this Corporation shall be managed by its Board of Directors. The initial Board shall consist of the person(s) designated as such in the Certificate of Incorporation. Thereafter, the number of directors for each ensuing year may be established by the Board of Directors at its annual meeting. Each director shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until that director's successor shall have been elected and qualified, or until his earlier death, resignation or removal.

      2. Regular Meetings. A special meeting of the Board shall be held without notice immediately following and at the same place as the annual shareholders' meeting for the purposes of electing officers and conducting such other


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business as may come before the meeting. The Board, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

      3. Special Meetings. A special meeting of the Board may be called at any time by the President for any purpose upon two (2) days' notice to each director, either personally or by mail or by telegram; a special meeting shall be called by the President or Secretary in like manner and on like notice on the written request of a majority of the directors in office.

      4. Action Without Meeting. The Board may act without a meeting if, prior or subsequent to such action, each member of the Board shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

      5. Quorum. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business.

      6. Vacancies in Board of Directors. Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board, or by a sole remaining director.


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

                                   ARTICLE IV
                                    OFFICERS

      1. Election. At its regular meeting following the annual meeting of shareholders, the Board shall elect a president, a treasurer, a secretary, and it may elect such other officers, including one or more vice presidents, as it shall deem necessary. One person may hold two or more offices.

      2. Duties and Authority of President. The president shall be chief executive officer of the Corporation. Subject only to the authority of the Board, he shall have general charge and supervision over, and responsibility for, the business and affairs of the Corporation. Unless otherwise directed by the Board, all other officers shall be subject to the authority and supervision of the president. The president may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business or contracts or other instruments not in the regular course of business which are authorized, either generally or specifically, by the Board. He shall have the general powers and duties of management usually vested in the office of president of a corporation.

      3. Duties and Authority of Vice President. The vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president


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or by the Board. In the absence of the president or in the event of his death, inability, or refusal to act, the vice president shall perform the duties and be vested with the authority of the president.

      4. Duties and Authority of Treasurer. The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as are incident to that office or as shall be assigned by the president or the Board.

      5. Duties and Authority of Secretary. The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and the Board. The secretary shall have charge of the seal of the corporation. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned by the president or the Board.


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

                                    ARTICLE V

                                WAIVERS OF NOTICE

      Any notice required by these By-Laws, by the Certificate of Incorporation, or by the New Jersey Business Corporation Act, may be waived in writing by any person entitled to notice. The waiver or waivers may be executed either before or after the event with respect to which notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, shall be deemed conclusively to have waived notice of the meeting.

                                   ARTICLE VI

                                 INDEMNIFICATION

      The Corporation shall indemnify its directors to the fullest extent permitted under the New Jersey Business Corporation Act and may, if and to the extent authorized by the Board of Directors, so indemnify its officers and any other person whom it has the power to indemnify against any liability, expense or other matter.


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

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

      1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year.

      2. Participation in Meetings. Any or all directors or shareholders may participate in a meeting of the Board, or of the shareholders, by means of a conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other.

                                  ARTICLE VIII

                       AMENDMENTS TO AND EFFECT OF BY-LAWS

      1. Force and Effect of By-Laws. These By-Laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation's Certificate of Incorporation, as it may be amended from time to time. If any provision in these By-Laws is inconsistent with a provision in that Act or the Certificate of Incorporation, the provision of that Act or the Certificate of Incorporation shall govern.


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      2. Amendments to By-Laws. These By-Laws may be altered, amended or repealed by the shareholders or the Board of Directors. Any By-Law adopted, amended or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such By-Law expressly reserves to the shareholders the right to amend or repeal it.


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